PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                   (Unaudited)



                                                Nine Months Ended September 30,
($ in thousands)                                    2001              2000
                                                  -------            ------

Income before income taxes and
     after minority interests                    $ 10,371            $15,572

Undistributed equity income                          (198)               (66)

Minority interest income of
    subsidiaries with fixed charges                 9,828              8,577
                                                 --------            -------

     Adjusted earnings                             20,001             24,083
                                                 --------            -------

Interest on debt                                    8,504              7,682

Loan fees                                             163                111
                                                 --------            -------

     Total fixed charges                            8,667              7,793
                                                 --------            -------

Total available earnings before fixed charges    $ 28,668            $31,876
                                                 ========            =======

Ratio                                                 3.3                4.1
                                               ===========       ============